EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

      This Agreement is made and entered into as of ___ day of _____________, 2000, by and between SCIENTIFIC GAMES INC., a Delaware corporation (hereinafter called the "Company"), and ____________________________ (hereinafter called "Executive").

                              W I T N E S S E T H:

      WHEREAS, contemporaneously with the effectiveness of this Agreement, the Company will have been acquired (the "Acquisition") by a wholly-owned indirect subsidiary of Autotote Corporation ("Autotote"); and

      WHEREAS, the Company desires to retain, and Autotote, in connection with the Acquisition, desires the Company to retain the services of the Executive, and the Executive desires to provide such services to the Company;

      NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. EMPLOYMENT; TERM. The Company employs Executive and Executive accepts employment with the Company in the position of ______ for the Company and its subsidiaries upon the terms and conditions hereinafter set forth. The term of Executive's employment is subject to termination by the Company at any time without cause upon sixty (60) days' written notice, subject to Executive's right to receive the applicable severance benefits described herein. Except as otherwise provided herein (including Section 8 hereof), Executive may terminate his employment with the Company upon sixty (60) days' prior written notice or such shorter period as the Company may allow. Except as otherwise provided herein, no severance benefits shall be due in the event of Executive's voluntary termination of employment hereunder. The term of this Agreement shall be for three (3) years from the date first written above; provided, however, that the term of this Agreement shall automatically extend for an additional year on each anniversary date of this Agreement unless the Company or Executive shall give notice to the other party of their decision not to extend the term of this Agreement by giving at least thirty (30) days' written notice prior to such anniversary, in which event this Agreement shall have a remaining term equal to the longer of two hundred seventy (270) days or the then remaining term of this Agreement.

      2. DUTIES. During the term of his employment under this Agreement, the Executive will serve as _____________________ of the Company, and as an officer of such subsidiaries and affiliates of the Company as the Board of Directors of the Company (the "Board") shall determine. In such capacities, the Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions and as otherwise may be assigned to the Executive from time to time by or upon the authority of the Board. Subject to Section 8(a), Executive's functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine. The Executive hereby agrees to accept such employment and to serve the Company to the best of his ability in such capacities, devoting substantially all of his business time to such employment.

      3. COMPENSATION.

            (a) As compensation to the Executive for performance of the services required hereunder and as consideration for his execution and delivery of this Agreement, the Company shall pay or provide, as applicable, to him or cause Autotote to pay or provide, as applicable, to him, and the Executive agrees to accept, the following salary and other compensation and benefits:

                  (i) an initial base salary, payable in equal installments not less frequently than monthly, at the rate of $___________ per annum (such annual salary, as adjusted pursuant to Section 3(b) is hereinafter referred to as "Base Salary");

                  (ii) an annual cash bonus in an amount commensurate with, and based upon substantially the same criteria as, annual cash bonuses awarded to the Executive Officers of Autotote ("Executive Officer" as used herein has the meaning ascribed to such term in Section 3b-7 of the Exchange Act);

                  (iii) an annual grant of stock options entitling the Executive to purchase shares of Autotote common stock commensurate with, and awarded on the basis of substantially the same criteria as, options grants awarded to Executive Officers of Autotote; and

                  (iv) such other and additional benefits as may from time to time be determined by the Board to be applicable to the Executive, which shall be commensurate with benefits accorded other executives of the Company and Autotote by virtue of their executive positions or salary level. For purposes of determining the Executive's entitlement to such other and additional benefits, the Company shall consider the length of time the Executive has been employed by the Company.

            (b) The Executive's Base Salary shall be increased each year by an amount equal to percentage increases in base salary generally provided to the Executive Officers of Autotote.

            (c) The Executive shall be offered and shall be permitted to participate in disability, medical, hospitalization, health, life and accident insurance plans upon terms and conditions and at coverage levels substantially equivalent, taken as a whole, to those currently available to the Executive through the Company.

            (d) The Executive shall be entitled during the term of his employment under this Agreement and thereafter to participate in any retirement, savings or other plans of

      Autotote as and to the same extent as is generally available to the Executive Officers or other employees of Autotote.

            (e) The Executive shall be entitled to a transportation allowance. The Company shall furnish a transportation allowance of [$8,000 for non-senior members of the executive team] and [$16,000 for senior members of the executive team] per year for the benefit of Executive. Such transportation allowance shall include the cost of providing the motor vehicle, gas, maintenance and repairs thereon and insurance therefor (which may be the allocable cost of group insurance for the Company's owned motor vehicles). The Executive's annual transportation allowance shall be increased each year by an amount equal to the product of the previous year's transportation allowance and a fraction, the numerator of which shall be the excess of the Index for December of such first mentioned year over the Index for December of the immediately preceding year and the denominator of which shall be the Index for December of the year immediately preceding, the date of this Agreement. "Index" shall mean the consumer price index for all urban consumers, all item as published by the Bureau of Labor Statistics of the United States Department of Labor. The transportation allowance shall be utilized by the Company to purchase or lease a motor vehicle selected by Executive and suitable for Executive's position. The Company also shall pay on behalf of Executive or reimburse Executive in the form of an additional transportation allowance for all parking expenses and for any other motor vehicle related expenses incurred by Executive for which the Company generally pays or reimburses pays or reimburses its senior executives, as of the date of this Agreement.

      4. INDEMNITY, PROFESSIONAL AND OFFICERS LIABILITY INSURANCE.

            (a) Indemnity. The Company agrees to indemnify and save harmless Executive from all liability and costs incurred (including reasonable attorney's fees and disbursements) as a consequence of claims by third parties, whether or not derivatively on behalf of the Company resulting from or growing out of Executive's status as or as a result of his having been an officer or director of (or counsel to) the Company or any affiliate thereof, to the full extent permitted by law. In no event shall the terms, provisions and conditions of the indemnity provided for hereunder be less than the same as those presently provided for under the Articles of Incorporation and By-Laws of the Company. Said terms, provisions and conditions of indemnity shall remain an independent, contractual obligation of the Company to Executive from and after the date hereof regardless of how the Company might hereafter amend or change its Articles of Incorporation or By-Laws to provide for different terms, conditions and provisions of indemnity for other officers and directors of the Company. In the event the Company should amend its articles of Incorporation or Bylaws to provide for different terms, conditions and provisions of indemnity after the effective date hereof, Executive shall be notified in writing of the change. Executive shall thereafter have thirty (30) days to elect in writing to accept the changed conditions of indemnity as a modification to the Company's contractual obligation hereunder or to continue under the terms of indemnity as provided for herein. The Company's agreement to provide indemnity hereunder shall survive the termination of this contract regardless of the cause of termination. The Company shall advance promptly as incurred reasonable fees and disbursements of counsel for Executive in defending Executive against any claims for which the Company would be so required to indemnify Executive provided (i) Executive shall otherwise comply with such mandatory requirements of Delaware law as may be required for such indemnification and (ii) Executive shall cause his counsel to cooperate fully in good faith with such requests as the Company or its counsel may reasonably make in order to endeavor to keep such legal fees at a minimum level consistent with an adequate defense of Executive.

            (b) Officers and Directors' Liability Insurance. The Company agrees to provide, at no expense to the Executive, insurance insuring Executive in his capacity as an officer and/or director of the Company and its affiliates (including Autotote) in such form and amount substantially equal to that presently maintained by the Company for or covering its executive officers and directors or in such other form and amount as Executive and Company may, from time to time, in good faith agree are reasonable and appropriate for executive officers and directors of corporations substantially similar in size to the Company or Autotote.

      5. TERMINATION OF EMPLOYMENT BY COMPANY FOR CAUSE. The Company may terminate Executive's employment at any time for "Just and Substantial Cause" but only after written Notice of Termination (as defined below) as approved by the Chief Executive Officer of the Company and the Chief Executive Officer of Autotote specifying the cause of such action shall be rendered to Executive. "Just and Substantial Cause" shall mean: conviction of a felony; commission of an act or acts of dishonesty on the part of Executive when such acts are intended to result, directly or indirectly, in substantial wrongful gain or substantial wrongful personal enrichment of Executive at the expense of the Company; or the engaging by Executive in willful misconduct materially injurious to the Company with respect to which (x) Executive knew or reasonably should have known that such conduct would result in material financial injury to the Company, (y) such conduct actually results in material financial injury to the Company, and (z) such damage is not cured (if the same is reasonably susceptible to cure) within a reasonable time following receipt by Executive of written notice thereof from the Company referring to this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just and Substantial Cause unless and until there shall have been delivered to Executive written notice (a) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment (the "Statement of Just and Substantial Cause"), and (b) stating that as a result, Executive is being terminated for Just and Substantial Cause and the specific termination provision in this Agreement being relied upon (collectively with the Statement of Just and Substantial Cause, a "Notice of Termination"). For purposes of this Agreement, no such purported termination shall be effective without Notice of Termination. In the event Executive shall be terminated for Just and Substantial Cause, Executive shall be entitled to all salary actually earned prior to termination, all stock options vested prior to or vesting upon termination, all bonuses vested prior to or vesting upon termination, and all restricted shares vested prior to or vesting upon termination. No severance pay would be owing in the event of termination pursuant to this Section 5 for Just and Substantial Cause.

      6. TERMINATION OF EMPLOYMENT IN THE EVENT OF EXECUTIVE'S DISABILITY. Executive and the Company agree that Executive may not reasonably be expected to be able to perform his duties and the essential functions of his office if Executive shall have been permanently disabled (as defined below) or absent from his duties with the Company, or not otherwise be performing the duties of his office due to physical or mental illness, in each case, on a full-time basis for one hundred eighty (180) business days in the time periods specified below. Accordingly, if, in the reasonable, good faith opinion of the Board, as a result of Executive's incapacity due to physical or mental illness, (i) Executive shall have been permanently disabled, within the meaning of the disability policy then maintained for the benefit of employees of the Company (and the insurance company shall not have disputed such determination), or (ii) if no such disability policy shall be in force and effect covering Executive, Executive shall have been absent from his duties with the Company on a full time basis for one hundred eighty (180) consecutive business days or for shorter periods aggregating one hundred eighty (180) business days during any 52-week period, and within thirty (30) days after written notice of intent to terminate is given by the Company, Executive shall not have returned to the full time performance of his duties, Executive's employment shall be terminated for "Disability", in which event Executive shall not be entitled to receive severance benefits under this Agreement and Executive shall be compensated pursuant to the provisions of this Section 6 as follows: Executive's Base Salary shall continue at the level as provided in Section 3(a) for a period of twelve (12) months from the date of the Notice of Termination. All disability, life and medical insurance provided by the Company prior to termination shall continue for a period of twelve (12) months after such termination. In such event, Executive shall be entitled to all stock options vested prior to or vesting upon termination, all bonuses vested prior to or vesting upon termination, together with that portion of any bonus (whether or not vested) for the then-current fiscal year prorated to date of termination (based upon performance against target through the applicable measurement date), all restricted stock vested prior to or vesting upon termination and all other benefits vested prior to or vesting upon termination. Payments of Base Salary under this Section 6 shall be reduced by any disability payments provided Executive as a result of any Company-sponsored disability plan providing benefits to Executive, if the payments to Executive hereunder and thereunder would exceed one hundred percent (100%) of Executive's Base Salary. Executive's employment shall not be terminable under this Section 6 if Executive is absent from his duties upon a bona fide leave of absence granted by the Company other than pursuant to physical or mental illness.

      7. TERMINATION OF EMPLOYMENT IN THE EVENT OF DEATH DURING EMPLOYMENT. If Executive dies during the term of this Agreement, the Company shall pay to the last beneficiary designated by the Executive by written notice to the Company or, failing such designation, to Executive's estate, compensation which would otherwise be payable to Executive pursuant to this Agreement up to end of the month in which his death occurs, plus a lump sum death benefit equal to six (6) months of Executive's Base Salary. The compensation payable under this Section 7 shall include all stock options vested prior to or vesting upon termination, all unpaid bonuses which are vested prior to or vesting upon termination, all restricted stock and all other benefits vested prior to or vesting upon termination, including, in each case, all benefits which vest by their terms upon Executive's death. In the event there are any bonuses with respect to a calendar year which has not ended prior to Executive's death, such bonuses (whether or not vested) shall be paid on a pro rata basis based upon performance against target through the period to the date of death.

      The Executive shall have the right to name, from time to time, any one person as beneficiary hereunder or, with the consent of the Board, he may make other forms of designation of beneficiary or beneficiaries. The Executive's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 7 in full discharge and release of the Company of and from any further obligations under this Agreement (other than to pay compensation or benefits which accrued prior to the date of such termination).

      8. TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR IN CONNECTION WITH CONSTRUCTIVE TERMINATION.

            (a) Should the Company (i) change the location of Executive's office or of the Company's principal executive offices from the existing location in Alpharetta, Georgia to a place not within forty (40) miles of the existing location in Alpharetta, Georgia, or change the location of Executive's office to a location other than the location of the Company's principal executive office, (ii) fail to appoint or reappoint Executive to the office and position Executive holds by virtue of this Agreement or such other position held immediately prior to any Notice of Termination (or to a higher or equivalent office and position to which Executive agrees in writing, such agreement not to be unreasonably withheld) (provided, a notice not to extend under Section 1 hereof shall not be deemed such a failure), (iii) make any reduction in Executive's salary,
      (iv) adversely change the methodology pursuant to which Executive's bonus is determined or make any other material adverse change in any of Executive's employee benefits (other than any such benefit which is immaterial or inconsequential or any change which is required by law), (v) make such change or changes as would, taken as a whole, result in a material diminution in the functions, duties and responsibilities of Executive's position in the Company as of the date hereof or materially reduce the seniority of the person or persons within the Company to whom Executive reports as of the date hereof (recognizing, however, that no such changes shall be deemed to have occurred solely as a result of the change in the status of the Company to that of a wholly-owned subsidiary of Autotote by virtue of the Merger, including, without limitation, the reconstitution of the Board in a customary or appropriate manner for a subsidiary corporation or the elimination or diminution of those functions, duties or responsibilities associated with various positions at a public company or at a parent company in a consolidated group of companies); (vi) fail to obtain the express written assumption of this Agreement by any successor of the Company or any assignee of all or substantially all of its assets at or prior to such succession or assignment (such succession or assignment not relieving the Company or Autotote of any liability hereunder), (vii) breach this Agreement in any material respect which is not cured within fifteen (15) days after written notice from Executive to the Company, Executive shall be entitled to terminate his employment, effective immediately, and receive severance benefits under this Agreement as set forth in the remainder of this
      Section 8 upon the giving of written notice of termination from Executive to the Company (unless in any case referred to in the preceding clauses
      (i) through (vii), the Company shall at such time have grounds to terminate Executive for Just and Substantial Cause and shall have delivered to Executive a copy of the Statement of Just and Substantial Cause contemplated by Section 5 hereof, except that such written notice is not accompanied by a Notice of Termination.)

            (b) The Company shall pay to Executive as severance benefits under this Section 8:

                  (i) a lump sum on the thirtieth (30th) day following the Date of Termination, in an amount equal to the sum of (a) Executive's full Base Salary through the Date of Termination to the extent such Base Salary has not previously been paid through such date, at the rate in effect at the time written notice of termination is given and (b) any bonus or awards theretofore made to Executive which have not yet been paid to Executive.

                  (ii) no later than ninety (90) days following the end of the fiscal year in which the Date of Termination occurs, that pro rata portion of any bonus or award which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which the Date of Termination occurred (Pro rata calculations under Section 6, Section 7 and Section 8 of this Agreement shall be determined by multiplying a fraction, the numerator of which is the number of whole months in such year prior to the Date of Termination and the denominator of which is twelve, times the bonus or award which would have been payable to Executive had the performance of the Company for the entire year continued on a basis annualized from the period of months during such year ended on the last day of the month preceding the Date of Termination); and

                  (iii) if such termination without cause or constructive
            termination occurs after the date of this Agreement, but on or before the date of the first (1st) anniversary thereof, a sum each month for a period of three (3) years after the Date of Termination, equal to one twelfth of the highest annual rate of Base Salary plus bonus paid to Executive during the twenty-four (24) month period immediately preceding the Date of Termination.

                  (iv) if such termination without cause or constructive
            termination occurs after the date of the first (1st) anniversary of this Agreement but on or before the date of the second (2nd) anniversary thereof, a sum each month for a period of two (2) years after the Date of Termination, equal to one twelfth of the highest annual rate of Base Salary plus bonus paid to Executive during the twenty-four (24) month period immediately preceding the Date of Termination.

                  (v) if such termination without cause or constructive
            termination occurs after the date of the second (2nd) anniversary of the date of this Agreement, a sum each month for a period of one (1) year after the Date of Termination, equal to one twelfth of the highest annual rate of Base Salary plus bonus paid to Executive during the twenty-four (24) month period immediately preceding the Date of Termination.

            (c) As a further severance benefit, the Company, at its expense, shall maintain in full force and effect, for Executive's continued benefit until the earliest of (i) during the applicable period in which severance is being paid under Section 8(b)(iii) (the "Severance Payment Period"),
      (ii) eighteen months after Executive's Date of Termination if at such time Executive is uninsurable under the Company's life, accident, medical and dental insurance plans, or (iii) the date Executive becomes entitled to participate in similar plans, programs or arrangements provided by Executive's subsequent employer: all life, accident, medical and dental insurance benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the Date of Termination provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in such plan or program is legally or contractually barred, the Company shall arrange to provide Executive for a period of not less than the Severance Period (eighteen (18) months if the reason Executive's participation is barred is that Executive is uninsurable) following Executive's Date of Termination, with benefits substantially similar to those which Executive would have been entitled to receive under such plans and programs or, if the Company is barred from doing so, it will pay to Executive in a lump sum an amount of cash equal on an after-tax basis to the cost to Executive of obtaining the benefits to be provided to Executive under this Section 8(c) (but which the Company is unable to provide or cause to be provided) for the period specified. The cost of such benefits shall be based on the cost to Executive of obtaining such benefits from one or more fiscally sound providers whose reputation and stature are substantially similar to the Company's applicable benefit providers immediately prior to Executive's Date of Termination. At the end of the period of coverage, Executive shall have the option to have assigned to Executive at no cost to Executive and with no apportionment of prepaid premiums (but without the necessity of the incurrence by the Company of any additional out-of-pocket transfer cost which Executive declines to reimburse), any assignable insurance policy owned by the Company and relating specifically to Executive.

            (d) As a severance benefit, if at any time it is required that Executive must include a portion or all of the severance benefits provided pursuant to this Section 8 in Executive's gross income for federal income tax purposes prior to the time Executive receives payment of such benefits, then the Company agrees to pay Executive, as soon as administratively feasible, an amount of cash sufficient to enable Executive to pay the full federal and state tax liability attributable to the inclusion of the severance benefits, or a portion thereof, in Executive's gross income. Any cash so paid to Executive shall directly reduce the amount of future installments, pro rata, of severance benefits payable to Executive as provided hereunder.

            (e) As a further benefit, the Company, at its expense, shall cause to be vested in Executive, free and clear title to the motor vehicle then being furnished to Executive by the Company at or prior to Executive's Date of Termination.

      9. LEGAL FEES, MITIGATION OF DAMAGES. The Company shall reimburse such costs, legal fees and expenses as may be reasonably incurred by Executive in contesting or disputing any such termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement if Executive is successful in any material respect in connection with enforcing any of Executive's rights or the Company's obligations under this Agreement in such dispute. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise. The Company and its subsidiaries and affiliates shall have no right to set off payments owed to Executive under this Agreement against amounts owed or claimed to be owed by the Executive to any of such persons under this Agreement or otherwise.

      10. SUCCESSORS; BINDING AGREEMENT.

            (a) The Company will require any successor (whether direct or indirect, by purchaser, merger, consolidation or otherwise) to the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement shall constitute a material breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if such succession had not occurred, except that for purposes of implementing the foregoing, the date of which any such succession becomes effective shall be deemed the Date of Termination, As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
      Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee of, if there be no such designee, to Executive's estate.

      11. NOTICE. All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to the Company at 1500 Bluegrass Lakes Parkway, Alpharetta, Georgia 30004, (b) to the Executive, at the address set forth on the last page of this Agreement, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.

      12. MISCELLANEOUS. To the extent that any applicable state or federal law, rule or regulation confers upon Executive any greater benefit or right than that set forth in this Agreement, such law, rule or regulation shall control in lieu of the provisions hereof relating to such benefit or right.

      13. VALIDITY; SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable. It is acknowledged that any payment which may be made by the Company to Executive under this Agreement is in the nature of employment and/or severance and not a penalty payment. Should the obligation to make any payment hereunder be held to be void or voidable as a penalty by a final non-appealable judgment, this Agreement shall be deemed to provide an obligation on the part of the Executive to render such consulting services as the Company may reasonably request during the period of and in exchange for such payments as would otherwise have been made by the Company as severance benefits and the parties agree such payments shall constitute reasonable compensation for the value of Executive's services during such period.

      14. CONFIDENTIALITY. During the term of his employment under this Agreement, and thereafter during the Severance Payment Period (but in no event longer than two (2) years after the term of this Agreement), the Executive will not use or disclose, furnish or make accessible to anyone any Confidential Information (as such term is hereinafter defined):

            (a) as used in this Agreement, the term "Confidential Information" shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned, developed or possessed by Company, whether in tangible or intangible form, pertaining to the business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company's research and development operations, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Confidential Information shall not include information that is or shall become generally known to the public or the trade without violation of this Section 14.

            (b) Notwithstanding anything to the contrary contained in this
      Section 14, in the event that the Executive is required to disclose any Confidential Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive's compliance with the provisions of this
      Section 14. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his counsel that such disclosure is necessary to comply with such court order, decree, rule, regulation or law, he may disclose such information without liability hereunder.

      15. DEDUCTIONS AND WITHHOLDING. The Executive agrees that the Company and/or its subsidiaries or affiliated companies shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

      16. ENTIRE AGREEMENT; GOVERNING LAW; AMENDMENT; WAIVER. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including any prior severance benefit agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the conflict of laws principals thereof, and any applicable federal laws of the United States of America. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Chief Executive Officer of the Company or such employee of the Company as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other part hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      17. BINDING EFFECT. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns; provided, however, that neither party shall have the right to assign, transfer or convey this Agreement.

      18. TITLES. Titles of the headings herein are used solely for convenience and shall not be used for interpretation or construing any work, section clause, paragraph, or provision of this Agreement.

      19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

      20. ENFORCEMENT. The provisions of this Agreement may be enforced by all legal and equitable remedies available to the parties including specific performance and injunction. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available to it, including recovery of damages.

      21. CONSTRUCTION. Each of the parties has agreed to the use of the particular language of the provisions of this Agreement and all attached exhibits, and any questions of doubtful interpretation shall not be resolved solely by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof.


                 ***** SIGNATURES BEGIN ON FOLLOWING PAGE *****

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                    SCIENTIFIC GAMES INC.


                                    By: ______________________________________
                                    Its: President and Chief Executive Officer


                                    ATTEST:


                                    By:_______________________________________
                                    Its: _____________________________________


                                    EXECUTIVE

                                    __________________________________________

                                    __________________________________________
                                                  (PRINT NAME)

                                    __________________________________________
                                              (ADDRESS FOR NOTICE)



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